                                                                    EXHIBIT 10.3

                                   MEMORANDUM

This Memorandum is made on 31st of December 2001 (hereinafter called "ASSIGNED DAY"), by and among ASAHI MEDICAL CO., LTD, a corporation organized and existing under the laws of Japan, with its principal place at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan (hereinafter called "ASAHI"), OCCULOGIX CORPORATION, a corporation organized and existing under the laws of the State of Florida, the United States of America, with its principal place at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter called "OCCULOGIX"), and APHERESIS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Florida, the United States of America, with its principal place at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter called "ATI").

                                   BACKGROUND

OCCULOGIX and ATI, as a wholly owned subsidiary of OCCULOGIX, have jointly and severally engaged in sales, marketing, and exploring regulatory approvals of certain plasma therapy products manufactured by ASAHI in the Territory (hereinafter defined) under the terms and conditions of the following six (6) agreements (hereinafter collectively called "AGREEMENTS"):

1. 1997 DISTRIBUTORSHIP AGREEMENT made on February 1, 1997 (hereinafter called "AGREEMENT-I")

2.    Plasmaflo AGREEMENT Made on June 1, 1997 (hereinafter called
      "AGREEMENT-II")

3.    MEMORANDUM made on April 1, 1998

4. AMENDMENT to 1997 DISTRIBUTORSHIP AGREEMENT and Plasmaflo AGREEMENT Made oft January 1, 1999

5.    2000 AGREEMENT made on September 1, 2000

6. SECOND AMENDMENT to 1997 DISTRIBUTORSHIP AGREEMENT and Plasmaflo AGREEMENT made on November 1, 2000

OCCULOGIX splits off ATI as of ASSIGNED DAY and each company will be engaged in the following business respectively:

A)    OCCULOGIX:

      i) Exploring to obtain, at its own expenses, the FDA approval of Product I (defined in AGREEMENT-I) for Treatment Disease (defined in AGREEMENT-I)

      ii)   Distributing aforesaid Product I in the Territory

B)    ATI:

      i) Sales and marketing of Product II (defined in AGREEMENT-I) in the Territory

      ii) Exploring to obtain, at its own expenses, the FDA approval of Product (defined in AGREEMENT-II) for TPE (defined in AGREEMENT-II)

      iii)  Distributing the aforesaid Product II and Product in the Territory

ASAHI accepted such split and is desirous that each of them will engage in each business relating to ASAHI's products.

NOW, THEREFORE, it is agreed among the three parties as follows:

1.    The AGREEMENTS shall terminate as of ASSIGNED DAY.

2. ASAHI and OCCULOGIX shall newly enter into a distributorship agreement for the distribution of Product-I (defined in AGREEMENT-I) for Treatment Disease (defined in AGREEMENT-I) as of ASSIGNED DAY.

3. ASAHI and ATI shall newly enter into a distributorship agreement for the distribution of Product-II (defined in AGREEMENT-I) and of Product (defined in AGREEMENT-II) for TPE (defined in AGREEMENT-II) as of ASSIGNED DAY.

IN WITNESS WHEREOF, the three parties hereto have caused this Memorandum to be executed by their respective duly authorized representatives as of ASSIGNED DAY.

Signed and agreed by

____________________________                        ____________________________
Akihiro Isobe                                       John B. Cornish
President                                           President
ASAHI MEDICAL CO., LTD.                             APHERESIS TECHNOLOGIES, INC.

                                      -2-
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_________________________________

OCCULOGIX CORPORATION

                                 2000 AGREEMENT

This AGREEMENT is made on the first day of September, 2000 by and among ASAHI MEDICAL CO., LTD., a corporation organized and existing under the laws of Japan, with its principal place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, 101-8482 Japan (hereinafter called "ASAHI"), OCCULOGIX CORPORATION, a corporation organized and existing under the laws of State of Florida with its principal place of business at 2575 Ulmerton Road, Suite 210, Clearwater, Florida 34622, the United States of America (hereinafter called "OCCULOGIX"), and APHERESIS TECHNOLOGIES, INC., a corporation organized and existing under the laws of State of Florida with its principal place of business at 612 Florida Avenue, Palm Harbor, Florida 34683 , the United States of America (hereinafter called "ATI").

                                   BACKGROUND

ASAHI and ATI entered into the following agreements (hereinafter collectively called "AGREEMENTS"), which are effective as of the day above written.

1.    1997 DISTRIBUTORSHIP AGREEMENT made on February 1, 1997

2.    Plasmaflo AGREEMENT made on June 1, 1997

3.    MEMORANDUM made on April 1, 1998

4. AMENDMENT to 1997 DISTRIBUTORSHIP AGREEMENT and Plasmaflo AGREEMENT made on January 1, 1999

5. STANDARD OPERATION PROCEDURE BETWEEN ASAHI MEDICAL CO., LTD. AND APHERESIS TECHNOLOGIES, INC. FOR THE AM QUALITY REPORTING PROGRAM made on July 31, 1996

Since signing the AGREEMENTS, ATI has engaged in sales, marketing, and exploring regulatory approvals of certain plasma therapy products manufactured by ASAHI, in the countries defined in the AGREEMENTS (hereinafter called "TERRITORY").

OCCULOGIX now desires to acquire ATI, and ATI desires to operate as a wholly owned subsidiary of OCCULOGIX after acquisition. Furthermore, OCCULOGIX and ATI desire to continue acting as distributors of ASAHI plasma therapy products in the TERRITORY. The purpose of such acquisition is to ensure more effective sales, marketing, and regulatory work relating to ASAHI plasma therapy products.

ASAHI recognizes that said acquisition of ATI by OCCULOGIX does not adversely affect sales, marketing, and exploring regulatory approvals of ASAHI plasma therapy products, and is willing for the AGREEMENTS to remain effective.

NOW, THEREFORE, it is agreed among the three parties as follows

1. The AGREEMENTS shall remain in effect after acquisition of ATI by OCCULOGIX. The party "ATI" referred to in the AGREEMENTS shall be interpreted as "OCCULOGIX and/or ATI" as soon as acquisition of ATI by OCCULOGIX is effective.

2. OCCULOGIX and ATI shall jointly and severally assume the rights and obligations stipulated in the AGREEMENTS.

3. OCCULOGIX and ATI shall also include their affiliate company(ies), which are the organizations that are more than fifty percent (50%) owned or controlled by OCCULOGIX and/or ATI (hereinafter called "AFFILIATE(S)").

4. Notwithstanding Paragraph 3 hereof, the marketing, sales and distribution by AFFILIATE of ASAHI plasma therapy/blood purification products defined in the AGREEMENTS shall be subject to ASAHI's prior approval in writing.

IN WITNESS WHEREOF, the three parties hereto have caused this AGREEMENT to be executed by their respective duly authorized representatives as of the day and year first above written.

Date: September 1, 2000

___________________________________                 ____________________________
Richard C. Davis Jr., M.D.                          John B. Cornish
Chairman and Chief Science Officer                  President
OCCULOGIX CORPORATION                               APHERESIS TECHNOLOGIES, INC.

___________________________________
Akihiro Isobe
President
ASAHI MEDICAL CO., LTD.

                            DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement made on _______________ (hereinafter referred to as "EFFECTIVE DATE"), by and between ASAHI MEDICAL CO., LTD., a corporation organized and existing under the laws of Japan, with its principal place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan (hereinafter referred to as "ASAHI"), and OCCULOGIX CORPORATION, a corporation organized and existing under the laws of the State of Florida, the United States of America, with its principal place of business at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter referred to as "OCCULOGIX"):

                                   WITNESSETH

WHEREAS, ASAHI desires to sell and market the Product (hereinafter defined) and granting to OCCULOGIX certain distributor rights with respect to the Product in the Territory (hereinafter defined); and

WHEREAS, OCCULOGIX is desirous of distributing the Product in the Territory.

NOW, THEREFORE, for and in consideration of the mutual covenants and premises hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings respectively:

A. "Product" shall mean the products set forth in attached Exhibit A hereto. The first and the second filter set forth in Exhibit A shall always be used together for the Treatment Disease.

B. "Territory" shall mean U.S., Canada, Mexico, Commonwealth of The Bahamas, Dominican Republic, Republic of Haiti, Puerto Rico, Jamaica, Antigua and Barbuda, Commonwealth of Dominica, Barbados, Republic of Trinidad and Tobago, Grenada, Saint Thomas, Saint Lucia, Saint Christopher and Nevis, Saint Vincent and the Grenadines, Caicos Islands, and Virgin Islands of the United States of America.

C. "Treatment Disease" shall mean a disease of an age-related macular degeneration, which is considered as one of the theological disorders.

D.    "FDA" shall mean the Federal Food and Drug Administration in the U.S.

E. "OCCULOGIX" shall also include its affiliate company(s), which are the organizations that are more than fifty percent (50%) owned or controlled by OCCULOGIX (hereinafter referred to as "AFFILIATE(S)"). Notwithstanding the above, the marketing, sales and distribution by AFFILIATE of ASAHI's plasma therapy/blood purification products defined in this Agreement shall be subject to ASAHI's prior approval in writing.

ARTICLE 2. DISTRIBUTORSHIP

2.1 ASAHI hereby appoints OCCULOGIX as its exclusive distributor in the Territory for the sale of Product solely used for the Treatment Disease, provided, however, that OCCULOGIX obtains the FDA approval and other necessary approvals in the Territory according to Article 7 of this Agreement. OCCULOGIX agrees to act as such exclusive distributor under the terms and conditions of this Agreement.

2.2 This Agreement does not construe OCCULOGIX as the agent or legal representative of ASAHI for any purpose whatsoever. OCCULOGIX is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of ASAHI or to bind ASAHI in any manner or thing whatsoever, or to accept any legal process addressed to or intended for ASAHI.

2.3 OCCULOGIX shall not, directly or indirectly, seek customers for the Product or establish a branch or distribution depot related to the Product outside the Territory.

2.4 OCCULOGIX shall not represent, market, nor sell any similar to or competitive products with Product during the term of this Agreement.

2.5 OCCULOGIX shall be solely responsible for all expenses and costs incurred in performing its duties hereunder, including, without limitation, all of its own operating and sales promotion expenses.

2.6 OCCULOGIX shall use its best efforts to promote the sale and use of, and to secure orders and develop the market for the Product in the Territory. The business conducted by OCCULOGIX in connection with the marketing of the Product shall at all times be conducted and maintained so as not to detract from, interfere with or adversely reflect upon the goodwill and reputation of ASAHI, its trademarks and/or trade names and the Product.

2.7 OCCULOGIX also shall make its best efforts that public and private medical insurance reimbursement shall be applied for the Treatment Disease using the Product in the U.S.

ARTICLE 3. MINIMUM AND TARGET PURCHASE REQUIREMENT

3.1 OCCULOGIX shall purchase Product from ASAHI in not less than the following quantities:

      First year: 9, 000 pieces of each filter i.e. First and Second filter

      Second year: 15,000 pieces of each filter i.e. First and Second filter

      Third year: 22,500 pieces of each filter i.e. First and Second filter

      The above minimum purchase quantities shall be effective from six (6 ) months after OCCULOGIX obtains the FDA approval of Product.

      The minimum purchase quantities for the Fourth year shall be discussed and determined immediately after the term of the First year by mutual consent, but shall not be less than that of the previous year. The minimum purchase quantities for the Five year shall be discussed and determined immediately after the term of the Second year by mutual consent, but shall not be less than that of the previous year. This same method shall be used in the Sixth year and thereafter, for the determination of future minimum purchase quantities, such that minimum purchase quantities are always fixed for three years.

3.2 For the purpose of this Article, the Product shall be considered purchased when the Product has actually been delivered as defined in Paragraph 4.6.

ARTICLE 4. ORDER AND DELIVERY

4.1 For the purpose of sales planning by ASAHI, OCCULOGIX shall submit to ASAHI, in writing, before the twentieth (20th) day of each calendar quarter a report of OCCULOGIX's sales and inventory of the Product, including the level of inventory of the Product by article. OCCULOGIX also shall submit to ASAHI, upon request from time to time, information in its possession with respect to competitors' state of marketing and general market information, relevant economic, political and business conditions in the Territory, and texts and summaries of governmental statutes, rules and regulations established or revised from time to time, affecting the marketing or sale of the Product in the Territory.

4.2 OCCULOGIX shall submit to ASAHI a calendar monthly rolling order forecast by the end of each calendar month for the six (6) calendar month period immediately following such calendar month. The rolling order forecasts for the first two (2) months of each such six (6) month period shall be deemed a firm order for the Product, and each monthly forecast shall be consistent with previous forecasts with respect to such firm orders.

4.3 ASAHI shall have the right to reject any order but agree not to unreasonably reject any order placed by OCCULOGIX to satisfy its minimum purchase obligations of Product (as set forth above in Paragraph 3.1). OCCULOGIX's order shall be deemed accepted when it is acknowledged and accepted by ASAHI in writing. OCCULOGIX may not cancel any order after it is accepted by ASAHI without the written consent of ASAHI.

4.4 ASAHI shall make its efforts to deliver the Product in accordance with the delivery schedules set forth in the accepted orders. However, if anything beyond the control of ASAHI prevents ASAHI from completely filling orders accepted by ASAHI in accordance with the Paragraph 4.3, a delayed and/or partial shipment shall be accepted by

      OCCULOGIX. ASAHI shall notify OCCULOGIX promptly if it anticipates any potential delay.

4.5 If OCCULOGIX submits to ASAHI a reasonable order forecast of Product stipulated in Paragraph 4.2 above and when it becomes clear that ASAHI may significantly be unable to meet such forecast or orders of Product for a period of more than six (6) months, both parties shall consult and discuss to reach a mutually acceptable resolution of the matter. If both parties cannot reach an acceptable resolution, notwithstanding Paragraph 2.4 of this Agreement, OCCULOGIX may obtain competitive product(s) with Product from the third party with prior written consent of ASAHI; provided, however, that such OCCULOGIX purchase is necessary to meet customers' demand in the Territory and shall be ceased immediately when ASAHI is able to resolve the situation described in the foregoing sentence.

4.6 The delivery of the Product shall be at the loading port in Japan on the basis of "FOB" as defined in INCOTERMS/1990, and parties' respective obligations shall be determined in accordance with INCOTERMS/2000.

ARTICLE 5. PRICES AND TERMS OF PAYMENT

5.1 The prices of the Product shall be as set forth in the price list to be issued to OCCULOGIX by ASAHI from time to time but not later than sixty
      (60) days before the effective date of such price list, provided that the price of any product of the Product in a given calendar year shall not exceed one hundred and twenty percent (120% ) of the price effective at the end of the preceding calendar year, unless any of the following circumstances arise during a given calendar year;

      (a)   significant change of. currency exchange rate, or

      (b)   significant increase of production cost of the Product, or

      (c)   any events beyond ASAHI's control.

      With respect to Product, quantity discount shall be reasonably determined when the minimum purchase quantity is determined in accordance with Paragraph 3.1.

5.2 As soon as OCCULOGIX receives ASAHI's acceptance of the order, OCCULOGIX shall open an irrevocable letter of credit (hereinafter referred to as "L/C") at thirty (30) days after Bill of Lading (B/L) date in favor of ASAHI by full cable confirmed by a Japanese, European or American bank which ASAHI accepts in advance or shall make the advanced payment by money transfer in favor of ASAHI to ASAHI's designated account. Any bank charges related to L/C opening, L/C amendment and advanced payment shall be borne by OCCULOGIX.

5.3 Payments under the preceding paragraphs shall be made in the currency of U.S. dollars.

ARTICLE 6. RISK OF LOSS AND TITLE

The title to and risk of loss of the Product shall pass from ASAHI to OCCULOGIX at the time when the purchased Product have been handed over to the carrier or to another person acting on his behalf as defined in INCOTERMS/1990. All risks of loss and expenses in connection with such Product thereafter shall rest upon OCCULOGIX, including, without limitation all risks and expenses incurred in the storage, cartage and transportation of the Product as well as all insurance, fee, charges, taxes (whether sales use, value added or other), customs duties, and governmental charges or levies and all other charges and expenses of any nature whatsoever, thereafter incurred with respect to the Product, whether the same are levied upon ASAHI or OCCULOGIX. ASAHI shall not be deemed in any way responsible for obtaining such freight and/or insurance, and shall not in any way be liable for the transportation, cartage, insurance or other aspects of the storage or shipment of the Product, after passage of title thereto to OCCULOGIX as set forth above.

ARTICLE 7. REGULATORY APPROVAL

7.1 OCCULOGIX shall be responsible, at its own costs and expenses, for obtaining and maintaining the FDA and all other applicable approvals and validations for the marketing, sales and use of Product for the Treatment Disease in each country of the Territory under the name of ASAHI by the end of July, 2003. If the above approvals cannot be obtained by such day and year, OCCULOGIX shall consult with ASAHI and attempt to reach a mutual acceptable resolution. Despite consultation, if both parties cannot find a mutual acceptable resolution, ASAHI may delete Product from this Agreement upon six (6) months prior written notice to OCCULOGIX.

7.2 OCCULOGIX shall submit the protocol of the clinical trial for obtaining the FDA approval to ASAHI four (4) months before the start of the clinical trial and inform ASAHI of the necessary quantity and timing of Product in order to carry out the clinical trial. ASAHI has shipped to OCCULOGIX one-hundred and seventeen (117) dozens of Product, free of charge for the clinical trial to obtain the FDA approval for the Treatment Disease. In excess of one-hundred and seventeen (117) dozens of Product, if OCCULOGIX needs more Product for the clinical trial to obtain the FDA approval, ASAHI may, at its discretion, supply Product at the price stipulated in ASAHI's price list.

7.3 OCCULOGIX shall inform ASAHI of the documentation which is necessary for the FDA approval related to Product. Upon OCCULOGIX's request, ASAHI shall make its best efforts to provide technical data of Product within ASAHI's capacity.

7.4 OCCULOGIX shall not be entitled to any compensation from ASAHI even when OCCULOGIX may not obtain the FDA approval of Product.

7.5 OCCULOGIX shall endeavor to obtain, at its own expenses, the FDA approval and other necessary approvals in the Territory of the accessories of the Product, such as blood pump or tubing set, which may be required for the Treatment Disease.

7.6 In addition to this Agreement. ASAHI and OCCULOGIX shall enter into an agreement which indicates the standard operating procedure for ASAHI's quality reporting program (hereinafter referred to as "S.O.P.").

7.7 Without limiting any other provision in this Agreement, OCCULOGIX shall fully comply with the FDA's Medical Device Reporting (hereinafter referred to as "M.D.R.") Regulation and with the S.O.P.

ARTICLE 8. SUPPLY AND FIRST REFUSAL RIGHT

8.1 Subject to the provisions in Paragraph 4.3, ASAHI shall continue to supply Product to OCCULOGIX during the term of this Agreement after OCCULOGIX obtains the FDA approval of Product; provided, however, in the following events, that ASAHI may, with twelve (12 ) months prior written notice to OCCULOGIX and without any compensation to OCCULOGIX, discontinue the manufacture and supply of any of Product: if

      (a) due to the decrease in the demand of any of Product, the exchange rate situation, or price of raw materials, ASAHI cannot economically manufacture or supply Product, or

      (b) due to the special circumstances, such as patent infringement liability or product liability issues of Product or the treatment using Product, ASAHI cannot manufacture or supply Product, or

      (c) ASAHI develops improved products which may be used in place of any product of Product and ASAHI cannot economically manufacture or supply Product.

      In the event that any of the above circumstances arise, OCCULOGIX shall be given an opportunity to consult with ASAHI to seek a mutually acceptable resolution, after said twelve (12) months prior written notice is given by ASAHI to OCCULOGIX. Despite consultation, if both parties cannot find a mutually acceptable resolution, ASAHI may discontinue the manufacture and supply of Product without any compensation or other obligation to OCCULOGIX.

8.2 In the event of the circumstance of Paragraph 8.1(c) above, OCCULOGIX may have the first refusal right to obtain the distribution rights of such improved product(s) of Product solely used for the Treatment Disease in the Territory under the terms and conditions by mutual consent; provided, however, that OCCULOGIX shall, at its own costs and expenses, obtain the FDA and other applicable approvals of such products for the Treatment Disease in the Territory within a reasonable period.

8.3 OCCULOGIX may also have the first refusal right to obtain the exclusive distribution rights in the Territory of:

      (a) Product which shall be solely used for the treatment of Retinopathy which is one of eye diseases and/or other specific diseases in the scope of the hemo-rheological disorders than the Treatment Disease, and

      (b) the first filter only, set forth in Exhibit A, which shall be solely used for the Treatment Disease, Retinopathy and/or other specific diseases in the scope of hemo-rheological disorders, under the terms and conditions mutually agreed on between both parties; provided, however, that

(i) OCCULOGIX shall, at its own costs and expenses, obtain the FDA approval of such product for such Treatment Disease, Retinopathy and/or hemo-rheological disorders within a reasonable period, and

(ii) both parties agree that the aforementioned specific diseases are considered in the scope of the hemo-rheological disorders.

8.4 Notwithstanding anything herein contained to the contrary, it is hereby expressly understood by both parties hereto that ASAHI may, directly or indirectly, market or sell ASAHI's plasma filter(s) other than Product for the Treatment Disease or any other diseases in the Territory.

ARTICLE 9. WARRANTY

9.1 If any Product is in a damaged condition upon its delivery to OCCULOGIX, or the amount delivered is less than that provided for in the order accepted by ASAHI, OCCULOGIX shall advise ASAHI in writing of any such circumstance within six (6) months of delivery of such Product and shall fully describe the nature of the shortage or damage. ASAHI shall replace such damaged Product and/or remedy such shortages, without additional charge, provided that, ASAHI is given the notice referred to above and the opportunity promptly to inspect the claimed damaged or incompletely delivered Product, and provided further that ASAHI is reasonably satisfied that such damage and/or shortage was not caused by mishandling or misuse by the parties other than ASAHI after title passed to OCCULOGIX. In the event that OCCULOGIX fails to notify ASAHI or allow such inspection as described above, OCCULOGIX shall be deemed to have waived all damage and shortage claims against ASAHI.

9.2 ASAHI warrants exclusively to OCCULOGIX and to no other person, firm or corporation that each Product is manufactured and inspected in accordance with ASAHI's quality system. In the event that a defect covered by this warranty is found and notice is given to ASAHI with full particulars thereof within six (6) months after delivery of the Product, as required by Paragraph 9.1, ASAHI undertakes to replace the defective Product without additional charge; provided, however, that any and all component parts of or other articles utilized in connection with the Product manufactured by any manufacturer other than ASAHI shall be subject only to the applicable warranty provided by such other manufacturer and ASAHI will have no responsibility therefor, and provided further that all warranties described above in this Paragraph 9.2 shall be ineffective, and ASAHI shall have no responsibility whatsoever, in the event any Product has been subjected to misuse, mishandling, misapplication, neglect, contamination, accident, improper repair, damage by circumstances beyond ASAHI's reasonable control or unauthorized modification by OCCULOGIX or its mediate or immediate customers, including, without limitation, any damage, contamination, defects or malfunctions resulting from (i) the opening of the packaging of the Product to combine the blood line to be procured by OCCULOGIX and to be used for the Product, (ii) the repackaging of the Product with the blood line for delivery to customers, or (iii) the failure to adhere to instructions for use and other documentation included by ASAHI with its shipments of the Product. The responsibility of ASAHI under all warranties is limited solely to the repair or replacement of the Product, as the case may be, pursuant to the foregoing warranties. All warranty claims are subject to verification by ASAHI.

9.3 THE WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF, AND ASAHI EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USE OF TRADE. ASAHI SHALL NOT HAVE ANY LIABILITY TO OCCULOGIX, CUSTOMERS, END-USERS OR ANY OTHER PARTY FOR ANY AMOUNTS IN EXCESS OF THE ORDER PRICE OF THE PRODUCT NOR FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR PROSPECTIVE PROFITS OR ANY OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND OR NATURE OF OCCULOGIX OR ANY THIRD PERSON, EVEN IF ASAHI HAS BEEN ADVISED OF THE POSSIBILITY OF THE SAME, ARISING OUT OF OR IN -CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCT.

9.4 OCCULOGIX shall not represent, in relation to the Product purchased hereunder, to its customers any warranties of any nature whatsoever other than those given by ASAHI or required by applicable law.

ARTICLE 10. TRADEMARK AND OTHER RIGHTS

10.1 OCCULOGIX shall use the trademark(s) designated by ASAHI (hereinafter referred to as "Trademark"), including, without limitation, "Plasmaflo" and "Rheofilter", as instructed by ASAHI in distributing the Product purchased hereunder and shall not use any other trademarks in connection with such distribution without prior written consent of ASAHI. OCCULOGIX acknowledges that, as between ASAHI and OCCULOGIX, ASAHI is the owner of all right, title and interest in and to the Trademark in the Territory in any form or embodiment thereof and is the owner of the goodwill attached or which shall become attached to the Trademark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by OCCULOGIX shall be deemed to have been made by ASAHI for purposes of trademark registration and all uses of the Trademark by OCCULOGIX shall inure to the benefit of ASAHI. OCCULOGIX shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of ASAHI in and to the Trademark or any registrations thereof or which, directly or indirectly, may reduce the value of the Trademark or detract from its reputation. At ASAHI's request, OCCULOGIX shall execute any documents, including registered user agreements, reasonably required by ASAHI to confirm ASAHI's ownership of all rights in and to the Trademark in the Territory and to confirm the respective rights of ASAHI and OCCULOGIX under this Agreement. OCCULOGIX shall not alter, obliterate, deface or remove any mark, marking, serial number or other symbol carried on the Product or on the packaging in which the Product are enclosed without the consent of ASAHI. In the event that ASAHI desires to change any such mark, marking, serial number or other symbol, OCCULOGIX will cooperate with ASAHI in such manner as may be agreed upon by the parties. OCCULOGIX never shall challenge ASAHI's ownership of or the validity of the Trademark or any application for registration thereof, or any trademark registrations thereof, or any rights of ASAHI therein.

10.2 During the term of this Agreement and thereafter, OCCULOGIX shall not apply for or acquire the registration of the Trademark, nor shall OCCULOGIX contest ASAHI's right in or disturb ASAHI's use of the trademark or goodwill. Should OCCULOGIX have the Trademark registered in its name or name of any other person, ASAHI shall have the right to have the registration canceled or transferred to ASAHI.

10.3 In the event that OCCULOGIX learns of any infringement or imitation of the Trademark or of any use by any person of any trademark similar to the Trademark, it promptly shall notify ASAHI thereof. ASAHI thereupon shall take such action as it deems advisable for the protection of its rights in and to the Trademark and, if requested to do so by ASAHI, OCCULOGIX shall cooperate with ASAHI in all respects at ASAHI's sole expense. In no event, however, shall ASAHI be required to take any action if it deems it inadvisable to do so and OCCULOGIX shall have no right to take any action with respect to the Trademark without ASAHI's prior written approval.

10.4 Upon the termination of this Agreement for any reason whatsoever, OCCULOGIX shall, except as ASAHI may specifically authorize in writing, immediately cease and desist from carrying on any and all use of any trademarks, trade names, words or symbols of any nature indicating, explicitly or implicitly, that it is an authorized ASAHI distributor or dealer of ASAHI's products or other ASAHI goods and services.

10.5 Any patent, design, copyright and other intellectual property rights embodied in the Product shall be the sole property of ASAHI or the third party designated by ASAHI, and OCCULOGIX shall not, either directly or indirectly, contest nor assist others in contesting the validity of such intellectual property rights. ASAHI shall be entitled to terminate this Agreement forthwith on notice to OCCULOGIX if OCCULOGIX should violate said obligation. OCCULOGIX shall not acquire any right in the Product by execution of this Agreement or performance hereunder or otherwise and shall not use any of them after termination of this Agreement resulting from expiration of its term or any other cause whatsoever.

10.6 Nothing in this Agreement shall be construed as a warranty or representation that the Product or the use thereof will be free from infringement of any patent or other intellectual property rights of any third party. ASAHI shall not be under any obligation to defend, or to participate in the defense of, OCCULOGIX against any claim or suit alleging such infringement; provided, however, that ASAHI shall, at OCCULOGIX's costs, cooperate and assist OCCULOGIX in the defense of any such claim or suit.

10.7 In the event that OCCULOGIX obtains any intellectual property right relating to the Treatment Disease using Product, ASAHI shall have the first refusal right to obtain a non-exclusive right and license from OCCULOGIX to use such intellectual property right for manufacture, sell and use of Product (i) outside the Territory during the term of this Agreement and, (ii)within the Territory after expiration or termination of this Agreement pursuant to Paragraph 18.1 or 19.1, or after the conversion into non-exclusive right pursuant to Paragraph 19.3.

ARTICLE 11. PROMOTION AND ADVERTISEMENT

OCCULOGIX shall exert its best efforts in marketing, promoting and advertising the Product at its own costs.

ARTICLE 12. INVENTORY

OCCULOGIX shall maintain sufficient stock of the Product for the purpose of distribution at its own cost, and shall deliver the Product to its customers by a "first-in, first-out" method.

ARTICLE 13. INDEMNIFICATION AND PRODUCT LIABILITY INSURANCE

13.1 OCCULOGIX shall defend and indemnify ASAHI against, and hold ASAHI harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising or alleged to arise out of the conduct of OCCULOGIX in connection with OCCULOGIX's use, distribution, promotion, technical and in-service training, sale of the Product; provided, however, that (i) OCCULOGIX shall have sole control of such defense, and (ii) ASAHI shall provide notice promptly to OCCULOGIX of any actual or threatened claim of which ASAHI becomes aware.

13.2 ASAHI shall defend and indemnify OCCULOGIX against, and hold OCCULOGIX harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising or alleged to arise out of the conduct of ASAHI in connection with the manufacture of the Product; provided, however, that (i) ASAHI shall have sole control of such defense, and (ii) OCCULOGIX shall provide notice promptly to ASAHI of any actual or threatened claim of which OCCULOGIX becomes aware.

13.3 Each party shall be responsible for maintaining reasonable product liability insurance coverage with respect to the Product in the Territory at all times during the term of this Agreement and thereafter until the time when both parties agree upon. Such insurance policy shall be written for the benefit of both OCCULOGIX and ASAHI. OCCULOGIX shall deliver a certificate of such insurance to ASAHI promptly upon issuance of said insurance policy.

13.4 OCCULOGIX shall maintain product liability insurance for the clinical trial for the FDA approval for Product during the clinical trial and until the FDA approval. OCCULOGIX shall deliver a certificate of such insurance to ASAHI promptly upon issuance of said insurance policy.

ARTICLE 14. REPORTS AND INVESTIGATION

14.1 OCCULOGIX shall submit, in writing, to ASAHI the situation and the result of the clinical trial stipulated in Paragraph 7.2 quarterly within thirty
      (30) days after the end of previous quarter. It is expressly understood that OCCULOGIX shall fully comply with the FDA's M.D.R. Regulation and with the S.O.P. even during the clinical trial for the FDA approval.

14.2 In addition to the reports to be provided by OCCULOGIX to ASAHI pursuant to Paragraph 4.1 of this Agreement, OCCULOGIX shall provide ASAHI, on annual basis, the annual finance statements of OCCULOGIX. As used herein, the phrase "annual financial statements" shall refer to the income statement, balance sheet and supporting schedules prepared by the Certified Public Accountant for OCCULOGIX for each fiscal year and of OCCULOGIX. Such financial statement shall be prepared in conformity with generally accepted accounting principles of the U.S. OCCULOGIX shall forward to ASAHI copies of the annual financial statements within twenty
      (20) days of receipt of the finalized annual financial statements from the Certified Public Accountant utilized by OCCULOGIX.

ARTICLE 15. CONFIDENTIALITY

During the term of this Agreement including any renewal under Article 18 and for a period of five (5) years thereafter, or ten (10) years after the effective date of this Agreement, whichever is longer, neither party hereto shall disclose or otherwise divulge to any third party any confidential information which may be acquired from the other in connection with the Product, this Agreement, or its performance, except for any information which:

      (a) is known to the public or to the receiving party prior to disclosure;

      (b) is disclosed to the receiving party by a third party under no obligation of secrecy to the other party after disclosure; or

      (c) becomes known to the public through no fault of the receiving party after disclosure.

ARTICLE 16.  ARTICLE 16. FORCE MAJEURE

16.1 Neither party hereto shall be liable to the other in any manner for failure or delay in fulfillment of all or part of this Agreement, or any individual contract, which is directly or indirectly owing to any causes or circumstances beyond that party's control, including, but not limited to, acts of God, governmental orders or restriction, war, war-like conditions hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, earthquake, explosion, flood, and shortage of raw materials.

16.2 Notwithstanding the foregoing, no occurrence of an event of Force Majeure shall relieve OCCULOGIX of its obligation to make any payment hereunder.

ARTICLE 17. ASSIGNMENT

OCCULOGIX shall hot assign, transfer or otherwise dispose of this Agreement, voluntarily or by operation of law, in whole or in part, to any individual, firm or corporation without the prior written consent of ASAHI.

ARTICLE 18. TERM

18.1 This Agreement shall be effective from EFFECTIVE DATE until January 31, 2009, unless terminated prior to such expiration date by either party, as provided herein, and shall automatically be renewed for additional and successive one (1) year term unless ASAHI or OCCULOGIX gives the other written notice of its intention to terminate this Agreement at least six
      (6) months prior to the expiration date of the term then in effect.

18.2 Notwithstanding the foregoing paragraph, the following paragraphs shall survive any expiration or termination of this Agreement: Article 9, 10, 13 and 15, Paragraph 19.2, and Article 23.

ARTICLE 19. TERMINATION

19.1 ASAHI may forthwith terminate this Agreement and/or any individual contract of the Product hereunder without any compensation to OCCULOGIX by giving a written notice of termination to OCCULOGIX:

A. if OCCULOGIX becomes insolvent or a petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against OCCULOGIX or a receiver is appointed with respect to any of the assets of OCCULOGIX, or liquidation proceeding is commenced by or against OCCULOGIX; or

B. if the whole or an important part of the business of OCCULOGIX is transferred to a third party by agreement, order of court or otherwise, and such transfer adversely affects the sale of the Product in the Territory pursuant to this Agreement; or

C. if OCCULOGIX defaults in payment for any Product or any debt owing to ASAHI or otherwise defaults in relation to any of the provisions of this Agreement and/or any individual contracts for the Product hereunder except for those in Paragraphs 2.3 and 2.4 and does not make the payment or remedy the default within thirty (30) days after a prior written notice is given requesting the payment or remedy of the default; or

D. if any essential changes in the management personnel or ownership of the shares of OCCULOGIX would adversely affect the sale of the Product in the Territory pursuant to this Agreement; or

E.    if OCCULOGIX violates the prohibition provided for in Paragraphs 2.3 and
      2.4 hereof.

19.2 Termination of this Agreement and/or any individual contracts for the Product hereunder pursuant to the preceding Paragraph shall be without prejudice and shall be additional to any right of ASAHI under this Agreement, such individual contracts for the Product, law, statute or otherwise. Upon termination of this Agreement and/or such individual contracts for the Product, all payments to be made under this Agreement and/or such individual contracts in connection with the sale of the Product hereunder shall become due.

19.3  If OCCULOGIX fails to fulfill the provisions stipulated in the Paragraph
      3.1 for the Product, ASAHI may, at its option, modify the exclusive right granted to OCCULOGIX hereunder to a non-exclusive right.

ARTICLE 20. GOVERNING LAW

This Agreement shall be governed by the laws of Japan.

ARTICLE 21. NON-WAIVER

The waiver, express or implied, by either of the parties hereto of any right hereunder or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed as a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other party, whether of a similar or dissimilar nature.

ARTICLE 22. ENTIRETY

This Agreement and its Exhibit contain the entire agreement of the parties with respect to the subject matter herein contained and supersedes any prior Agreements or understandings between the parties except the S.O.P.

ARTICLE 23. ARBITRATION

All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be settled by mutual consultation between the parties hereto in good faith as promptly as possible, but failing an amicable settlement, shall be finally settled by arbitration to be held in Tokyo, Japan under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by which each party hereto agrees to be bound.

ARTICLE 24. NOTICE

24.1 Unless otherwise provided in this Agreement, all notices to be given hereunder shall be in writing and sent by registered airmail to the respective addresses of the parties stated above or to such other addresses as may indicated in writing by the parties hereto by notice pursuant to this Paragraph. If either party has changed its address, a written notice thereof shall be given to the other party pursuant to this Paragraph.

24.2 All notices shall be deemed to have been given on the day when such notice is mailed by registered airmail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of EFFECTIVE DATE:

                                                         _______________________
                                                         Akihiro Isobe
______________________                                   President
OCCULOGIX CORPORATION                                    ASAHI MEDICAL CO., LTD.

Exhibit A

Product

                  First filter: Plasmaflo OP-05W(L)

                  Second filter: Rheofilter AR-2000

                  Product means the set of the above first filter and second filter which is used together for the Treatment Disease.

                                 2003 MEMORANDUM

This Memorandum is made and effective as of October 30, 2003, by and between ASAHI MEDICAL CO., LTD., a corporation organized and existing under the laws of Japan, with its principal place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan (hereinafter referred to as "ASAHI"), and VASCULAR SCIENCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its principal place of business at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter referred to as "VSC"), and which is known as its former name of Occulogix Corporation (hereinafter referred to as "OCCULOGIX"), to mutually confirm the followings with respect to the five (5) agreements as below:

1. Distributorship Agreement made by and between ASAHI and OCCULOGIX on December 31, 2001 (hereinafter referred to as "AGREEMENT")

2. Secured Fixed Rate Note made by and between ASAHI and OCCULOGIX on February 28, 2001 (hereinafter referred to as "NOTE-1")

3. Amendment No. 1 dated as of November 10, 2001, to NOTE-1 made by and between ASAHI and OCCULOGIX (hereinafter referred to as "NOTE-2")

4. Consent to Assignment of Contract made by and between ASAHI and OCCULOGIX on July 25, 2002

5. Amendment No. 2 dated as of November 30, 2002, to NOTE-1 and NOTE-2 made by and between ASAHI and VSC (hereinafter referred to as "NOTE-3")

                                   BACKGROUND

For acceleration and completion of the clinical trials for Treatment Disease (hereinafter referred to as "CLINICAL TRIAL"), VSC requested ASAHI to be a stockholder of VSC and to send VSC additional free samples of Product as defined in the AGREEMENT.

VSC also requested ASAHI, due to the delay of CLINICAL TRIAL, to extend the time limit of VSC's obtaining the FDA approval of Product for Treatment Disease (hereinafter referred to as "APPROVAL").

Both parties desire to clarify, for obtaining and maintaining APPROVAL, the procedures of the FDA application of Product for Treatment Disease (hereinafter referred to as "APPLICATION") and the term "under the name of ASAHI" provided in the Article 7.1 of AGREEMENT.

NOW, THEREFORE, both parties shall confirm and agree to the followings:

1.       Stock Purchase

         ASAHI shall convert, from the outstanding principal of the Loan defined in NOTE-1, five hundred thousand US dollars (US$ 500,000) into five hundred and seven thousand six hundred and four (507,604) shares of Common Stock of VSC under the "Stock Purchase Agreement" to be agreed between ASAHI and VSC within two (2) months after the executed date of this Memorandum; provided, however, that:

         (a) after the date of the said conversion (hereinafter referred to as "CONVERSION DATE"), the outstanding balance of five hundred thousand US dollars (US$ 500,000) shall remain as Loan, and the rights and obligations of each party stipulated in NOTE-1, NOTE-2 and NOTE-3 shall remain unchanged, and

         (b) interest on the principal amount of one million US dollars (US$ 1,000,000) provided in NOTE-3 shall be accrued from December 1, 2002 until CONVERSION DATE, and payable within one
                  (1) week after CONVERSION DATE.

2.       Additional Filter Sample Supply

         Notwithstanding the Article 7.2 of AGREEMENT, ASAHI shall additionally ship to VSC up to one-hundred and fifteen (115) dozens of Product free of charge; provided, however, that:

         (a) the expenses of shipment of the said free samples shall be borne by VSC, and

         (b) in excess of the said one-hundred and fifteen (115) dozens of Product, if VSC need more Product, ASAHI may, at its discretion, supply Product at the price stipulated in ASAHI's latest price list, and

         (c) VSC shall send ASAHI the draft of APPLICATION for ASAHI's review, soon after the completion of CLINICAL TRIAL and before submitting APPLICATION to the FDA.

3.       Extension of APPROVAL Time Limit

         The term "the end of July 2004" referred to in the Article 7.1 of AGREEMENT shall be replaced with "the end of December 2006". The other part of the Article 7.1 shall remain unchanged.

4.       Procedure of APPLICATION and Ownership

         For performance of the Article 7.1 of AGREEMENT, both parties shall make the following procedures:

         (a)      VSC shall submit APPLICATION to the FDA as its applicant.

         (b) Upon VSC's receipt of APPROVAL from the FDA, VSC shall transfer to ASAHI the whole ownership of APPROVAL (hereinafter referred to as "TRANSFER") at its cost and expenses.

         (c) Any clinical data contained in APPLICATION (hereinafter referred to as "DATA") shall continue to belong to VSC after TRANSFER. ASAHI will have the right to use the DATA in any territory that VSC is granted distributorship by ASAHI.

IN WITNESS WHEREOF, the both parties hereto have caused this Memorandum to be executed by their authorized representatives written as below.

       "Elias Vamvakas"                               "Jiro Enoki"
-----------------------------                    -------------------------------
Elias Vamvakas                                   Jiro Enoki
Chairman                                         Managing Director
VASCULAR SCIENCES CORPORATION                    ASAHI MEDICAL CO., LTD.

Date: October 30, 2003                           Date: October 30, 2003

                                 2004 MEMORANDUM



This Memorandum is made and effective as of "July 28", 2004, by and between ASAHI MEDICAL CO., LTD., a corporation organized and existing under the laws of Japan, with its principal place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan (hereinafter referred to as "ASAHI"), and VASCULAR SCIENCES CORPORATION, a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its principal place of business at 612 Florida Avenue, Palm Harbor, Florida 34683, the United States of America (hereinafter referred to as "VSC"), and which is known as its former name of Occulogix Corporation and will, subsequent to executing this 2004 Memorandum, change its name to OccuLogix, Inc., to mutually confirm the following with respect to the two (2) agreements below:

1. Distributorship Agreement made by and between ASAHI and OCCULOGIX on December 31, 2001 (hereinafter referred to as "AGREEMENT")

2. 2003 Memorandum dated as of October 30, 2003 made by and between ASAHI and VSC (hereinafter referred to as "2003 MEMORANDUM")


                                   BACKGROUND

ASAHI has indicated its intention to cease production of its cellulose acetate Rheofilter AR-2000 in 2008 and indicated that it will replace this product with a new, improved, polysulfone Rheofilter.

VSC has requested that it be permitted to disclose the AGREEMENT and all amendments thereto from time to time as required under securities laws in the United States and Canada in connection with, and following VSC's proposed initial public offering of its common stock.

VSC has also requested that ASAHI consent to its proposed reorganization that it will undertake in connection with proposed initial public offering of its common stock.

NOW, THEREFORE, both parties shall confirm and agree to the followings:

1.   Right of First Refusal Over Proposed Polysulphone Filter

     Pursuant to Article 8.2 of AGREEMENT, VSC hereby exercises its right of first refusal to obtain the exclusive distribution rights to the new polysulfone Rheofilter (which will replace the current cellulose acetate Rheofilter AR-2000) solely used for the Treatment Disease in the Territory, on terms and conditions to be mutually agreed, but in any event substantially equivalent to the terms for the current filter. ASAHI hereby acknowledges and accepts such exercise by VSC.

2.   Waiver by Confidentiality Obligations

     Notwithstanding Article 15 of AGREEMENT, VSC may disclose AGREEMENT and any amendments made thereto before or after this date, including 2003 MEMORANDUM and this MEMORANDUM, as required in order to comply with securities laws in the United States and Canada.

3.   Consent to VSC Reorganization

     ASAHI hereby consents to VSC's corporate reorganization whereby VSC will purchase TLC Vision Corporation's interest in OccuLogix, L.P. in exchange for additional shares of VSC and a subsidiary of VSC, and VSC's creation of new subsidiaries in Canada and the United States to undertake the activities currently being undertaken by OccuLogix, L.P. For greater clarity, nothing in this section will expand the Territory set out in AGREEMENT.



IN WITNESS WHEREOF, the both parties hereto have caused this Memorandum to be executed by their authorized representatives written as below.





"Elias Vamvakas"                               "K. Nakamae"
--------------------------------               ---------------------------------
Elias Vamvakas                                 Kenji Nakamae
Chairman                                       President
VASCULAR SCIENCES CORPORATION                  ASAHI MEDICAL CO., LTD.


Date:  "July 28, 2004"                         Date:  "27 July 2004"




                                       2